EXHIBIT 10.56

THIS OPTION DEED is dated 28th day of October 2013

BETWEEN:

(1)	GULFSTREAM CAPITAL PARTNERS, LTD, a company incorporated in Seychelles with limited liability and having its registered office at 1st Floor, #5 DEKK House, De Zippora Street, P.O. Box 456, Providence Industrial Estate, Mahe, Republic of Seychelles (the “Grantor”); and

(2)	XIN HUA, holder of PRC Identity Card Number 522501197702277338, of 37/F, 500 Chengdu North Road, Huangpu District, Shanghai, the People’s Republic of China (the “Grantee”).

WHEREAS:

(A)	China Motion Telecom (HK) Limited (the “Company”) was incorporated in Hong Kong with limited liability and as at the date hereof, has an authorised share capital of HK$390,000,000 divided into 390,000,000 shares of HK$1.00, 378,467,031 shares of which have been issued and are fully paid or credited as fully paid. Further information concerning the Company is set out in Part A of Schedule 1.

(B)	By a loan agreement (the “Loan Agreement”) dated 28 October 2013 made between VELATEL GLOBAL COMMUNICATIONS, INC. (“VelaTel”) and the Grantee, the Grantee has agreed to make available to VelaTel loan facilities in the principal amount of up to HK$26,540,637.45 (the “Loan”) subject to and upon the terms and conditions therein.

(C)	In consideration of the Grantee agreeing to make the Loan available to VelaTel, the Grantor has agreed to grant the Option (as defined below) to the Grantee subject to and upon the terms and conditions of this Deed.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	INTERPRETATION

1.1	Words and expressions defined the Loan Agreement shall, make otherwise specified, has the same meanings when used herein.

1.1	In this Deed (including the Recitals), unless the context requires otherwise, the following words shall have the meanings ascribed to them below:

“Attorney”	has the meaning ascribed to this term in Clause 8

“Audited Accounts”	the audited balance sheet of the Company as at the Audited Accounts Date and the audited profit and loss accounts of the Company for the period ended on the Audited Accounts Date, a copy of which has been attached to this Deed as Exhibit “A”

1

“Audited Accounts Date”	28 February 2013

“Business Day”	a day (other than Saturday, Sunday or public holiday) on which licensed banks in Hong Kong are generally opened for business throughout their normal business hours

“Completion”	completion of the sale and purchase of the Option Shares in accordance with the terms and conditions of this Deed

“Completion Date”	the third Business Day after the date of exercise of the Option

“Disclosed”	disclosed in a full, fair, specific and accurate manner this Deed, the Audited Accounts, the Management Accounts and the disclosure letter provided by the Grantor on the date of this Deed, and any agreements or other documents attached to this Deed and/or the disclosure letter

“Encumbrance”	any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and “Encumber” shall be construed accordingly

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Management Accounts”	the unaudited balance sheet of the Company as at the Management Accounts Date and the unaudited profit and loss accounts of the Company for the six months ended on the Management Accounts Date, a copy of which has been attached to this Deed as Exhibit “B”

“Management Accounts Date”	30 September 2013

“Option”	the option to require the sale by the Grantor of the Option Shares to the Grantee (or his nominee(s)) at the Option Price subject to and upon the terms and conditions of this Deed

“Option Notice”	has the meaning ascribed to this term in Clause 3.1

“Option Period”	the period commencing from the Drawdown Date and ending on (and including) the date on which the Secured Indebtedness under the Loan Agreement is repaid to the Grantee in full

“Option Price”	the option price set out in Clause 2.4

“Option Shares”	such number of Shares representing the entire issued share capital of the Company from time to time within the Option Period

“Secured Indebtedness”	has the meaning ascribed to it under the Loan Agreement

2

“Tax Indemnity”	the deed of indemnity in the agreed form to be made between the Grantor, the Grantee and the Company, a draft of which is set out in Schedule 3

“Taxation”	all forms of taxation including overseas taxation and all forms of profits tax, interest tax, estate duty and stamp duty and all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever charged or imposed by any statutory, governmental state, provincial, local government or municipal authority whatsoever and the expression “Tax” shall be construed accordingly

“Warranties”	the representations, undertakings and warranties set out in Schedule 2 and all other representations, undertakings and warranties provided by the Grantor under this Deed

“this Deed”	this option deed for the grant of the Option, as amended from time to time

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

1.3	References herein to Clauses, Schedules and Exhibits are, unless the context otherwise requires, to clauses in, schedules and exhibits of this Deed.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Deed. Unless the context otherwise requires, references in this Deed to the singular shall include the plural and vice versa and references to one gender shall include all genders.

1.5	In this Deed, any reference to a document in the “agreed form” is to a form of the relevant document which is in form and substance satisfactory to the Grantor and the Grantee.

2.	THE OPTION

2.1	The Grantor hereby irrevocably and unconditionally grants to the Grantee or its nominees the Option to require the Grantor to sell to the Grantee the Option Shares at the Option Price subject to and upon the terms and conditions of this Deed.

2.2	The Grantor hereby undertakes that it shall forthwith upon signing this Deed deliver to the Grantee the following documents:

(1)	share certificate(s) in respect of the Option Shares issued in the name of the Grantor;

(2)	undated instrument(s) of transfer in respect of the Option Shares duly executed in blank by the Grantor;

(3)	undated bought and sold notes in respect of the Option Shares duly executed in blank by the Grantor;

3

(4)	undated declaration of the Grantor that there is no loss of the share certificate(s) of the Option Shares as referred to in sub-paragraph (1) above;

(5)	undated letter of resignation of each of Tay Yong Lee, George Alvarez, Hung Chau Wai Peter resigning from their respective office as director of the Company;

(6)	undated Tax Indemnity executed under seal by the Grantor and the Company;

(7)	undated resolutions of the board of directors of the Grantor approving this Deed, the Tax Indemnity and other documents necessary for the purpose of effecting this transaction and authorising a person or persons to execute the same (with seal, where appropriate) for and on their behalf; and

(8)	undated written resolution of the board of directors of the Company approving the resolutions referred to in Clause 5.4.

2.3	Upon exercise of the Option, the Grantor shall as beneficial owner sell and the Grantee shall purchase and/or shall procure its nominees to purchase the Option Shares free from all liens, charges, Encumbrances, equities and other adverse third party rights and together with all rights attaching thereto as at the date of exercise of the Option.

2.4	The Option Price shall be equivalent to an amount equal to the aggregate of the entire outstanding principal amount and interest of the Loan and all moneys owing by the Grantor to the Grantee under the Loan Agreement as at the date of Completion (the “Outstanding Amount”).

2.5	The Option Price shall be satisfied by the Grantor by setting off against the Outstanding Amount.

3.	EXERCISE OF THE OPTION

3.1	Subject to the condition precedent as set out in Clause 4.1, the Option may be exercised by the Grantee at any time during the Option Period by serving an option notice (an “Option Notice”) on the Grantor and the date of exercise of the Option shall be the date on which the Option Notice is despatch by the Grantee.

3.2	The Option may only be exercised once by the Grantee and the Option shall lapse after the service of the exercise notice to the Grantor by the Grantee in accordance with Clause 3.1.

3.3	The Grantor hereby warrants and undertakes to the Grantee that it shall procure that for the duration of the Option Period, no resolution of the board of directors of the Company or of its general meeting shall be passed for the creation or issue or agree to issue of any Shares or the grant or agree to grant of any options over or right to acquire any Shares or the uncalled capital of the Company or the issue of any warrants, debentures, securities or other obligations convertible into Shares or enter into any agreement to do any of the same, unless the prior written consent of the Grantee is obtained.

4

3.4	The Grantor hereby covenants with the Grantee that no option in respect of the whole or any part of the Option Shares shall be granted to any person other than the Grantee without the prior written consent of the Grantee, which shall be given if there are unequivocal terms in the instrument granting such option to the effect that such option:

(a)	shall be subordinate to the option granted to the Grantee pursuant to the this Deed; and

(b)	shall not be exercisable prior to the full repayment of the Loan to the Grantee; and

(c)	shall be null and void upon the occurrence of any Event of Default as set out in Clause 12.1 of the Loan Agreement; and

(d)	contains no other terms which in effect would in anyway contradict, prevail or undermine the effect of the terms set out in sub-paragraphs (a), (b) and (c) above,

and the Grantor shall submit to the Grantee for approval the final draft of the deed of option for the grant of such option at least 7 days prior to the proposed date of execution of such deed of option, together with a written notice confirming (i) the identity of the grantee of such option; and (ii) the proposed date of execution of the relevant deed of option.

3.5	For the avoidance of doubt, the Option can be exercised on one occasion in relation to the entire number of Option Shares during the Option Period subject to and upon the terms and conditions of this Deed.

4.	CONDITIONS

4.1	Exercise of the Option shall be conditional upon the occurrence of an Event of Default as set out in Clause 12.1 of the Loan Agreement.

5.	COMPLETION

5.1	The Grantor shall be bound to complete the sale of the Option Shares subject to an Option Notice on the third Business Day after the date of exercise of the Option.

5.2	Completion shall take place at 4:00 p.m. on the Completion Date at the offices of the legal advisers of the Grantee, Michael Li & Co. at 19th Floor, Prosperity Tower, 39 Queen’s Road Central, Central, Hong Kong.

5.3	At Completion, the Grantor shall deliver or procure the delivery to the Grantee of, if not already delivered, all the following:

(1)	instrument(s) of transfer in respect of the transfer of the Option Shares duly executed by the Grantor in favour of the Grantee or its nominee(s);

(2)	original share certificate(s) in respect of the Option Shares;

5

(3)	copy, certified by a director of the Company as true and complete, of the resolutions of the board of directors of the Company referred to in Clause 5.4;

(4)	such evidence to the reasonable satisfaction of the Grantee evidencing the set off between the Outstanding Amount and the Option Price;

(5)	the Tax Indemnity duly executed under seal by the Grantor and the Company; and

(6)	copy, certified by a director of the Grantor as true and complete, of resolutions of the board of directors of the Grantor approving this Deed, the Tax Indemnity and other documents necessary for the purpose of effecting this transaction and authorising a person or persons to execute the same (with seal, where appropriate) for and on their behalf.

5.4	The Grantor shall procure a meeting of the board of directors of the Company to be held at which such matters shall be dealt with and resolved upon as the Grantee shall require for the purpose of giving effect to the provisions of this Deed including without limitation:

(1)	in relation to the Company, the approval for the transfer of the Option Shares to the Grantee or his nominee(s) and the registration of such transfer, subject to the relevant instruments of transfer being duly stamped (if applicable);

(2)	in relation to the Company, the approval of, the Tax Indemnity and authorisation of execution of the same under seal for and on behalf of the Company;

(3)	at the request of the Grantee, the appointment of such persons nominated by the Grantee as directors and officers of the Company with effect from Completion; and

(4)	the amendment of all existing mandates for operation of all the bank accounts maintained by the Company in such manner as the Grantee may require.

5.5	Against compliance and fulfillment of all acts and the requirements set out in Clauses 5.3 and 5.4, the Grantee shall:

(1)	produce to the Grantor duly executed instrument(s) of transfer in respect of the Option Shares duly executed by the Grantee and procure the stamping of the same in a timely manner without incurring any penalties for late stamping; and

(2)	deliver to the Grantor the Tax Indemnity duly executed under seal by the Grantee.

6

6.	WARRANTIES

6.1	The Grantor hereby represents and warrants to the Grantee and his successors and assigns that the Warranties are true and accurate in all respects as at the date of this Deed and will continue to be so throughout the Option Period up to and including the time of Completion.

6.2	Each of the Warranties is without prejudice to any other Warranty and, except here expressly or otherwise stated, no provision in any Warranty shall govern or limit the extent or application of any other provision in any Warranty. The Grantor hereby agrees that the Grantee shall treat each of the Warranties as a condition of this Deed.

6.3	The Grantor hereby agrees to fully indemnify and keeps the Grantee and his assigns fully indemnified on demand from and against any depletion of any tangible assets, all losses, costs and expenses (including legal expenses) which the Grantee may incur or sustain from or in consequence of any of the Warranties not being correct or fully complied with. This indemnity shall be without prejudice to any of the rights and remedies of the Grantee and their assigns in relation to any such breach of Warranties and all such rights and remedies are hereby expressly reserved.

6.4	If it shall be found at any time after Completion that any of the Warranties is not true, correct and accurate or is not as represented, warranted or undertaken and:

(1)	the effect thereof is that the value of some assets of any member of the Group including, without limitation, the value of any asset stated in the Management Accounts is less than its value would have been had there been no such breach or the matter warranted were as warranted; or

(2)	any member of the Group has incurred or is under any liability or contingent liability which would not have been incurred if such matter were as represented or warranted or the relevant undertaking were performed; or

(3)	the effect thereof is that the amount of a liability of any member of the Group is higher than its amount would have been had there been no such breach or the matter warranted were as warranted,

then, without prejudice to any other provisions of this Deed, the Grantor shall indemnify the Grantee on demand on a full indemnity basis, and holds them harmless from and against all liabilities, damages, costs, claims, reduction in net consolidated assets or increase in net consolidated liabilities and all reasonable expenses which the Grantee may sustain, suffer, or incur as a result of any of the foregoing and the Grantor shall pay to the Grantee on demand the full amount of any such loss as aforesaid in immediately available funds.

6.5	The Warranties shall survive Completion and the rights and remedies of the Grantee in respect of any breach of the Warranties shall not be affected by Completion or by the Grantee rescinding, or failing to rescind this Deed, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

7

6.6	The Grantee shall be entitled to take action both before and after Completion in respect of any breach or non-fulfillment of any of the Warranties and Completion shall not in any way constitute a waiver of any right of the Grantee.

6.7	The Grantor undertakes in relation to any Warranty which refers to the knowledge, information or belief of the Grantor that they have made full enquiry into the subject matter of that Warranty which are reasonable in all circumstances and that they do not have the knowledge, information or belief that the subject matter of that Warranty may not be correct, complete or accurate.

6.8	The Grantor shall immediately inform the Grantee in writing of any fact, matter, event or circumstance which renders any of the Warranties untrue, inaccurate or misleading or will give rise to a breach of any of the Warranties.

7.	CONDUCT OF BUSINESS PENDING COMPLETION

7.1	The Grantor hereby undertakes with the Grantee and that, except as required by this Deed or in the ordinary and usual course of business of the Company, no resolution of the directors or members of the Company shall be passed prior to: (i) if the Option has not been exercised, the last day of the Option Period; or (ii) if the Option has been exercised, the Completion Date, without the prior written consent of the Grantee.

7.2	The Grantor hereby undertakes with the Grantee that until: (i) if the Option has not been exercised, the last day of the Option Period; or (ii) if the Option has been exercised, the Completion Date, the Company shall carry on its business in a manner consistent with its existing practice and the Grantor shall:

(1)	procure that the Company shall not without first obtaining the prior written consent of the Grantee enter into any contract or commitment of an unusual or onerous nature or other than in the normal and ordinary course of business;

(2)	keep the Grantee reasonably informed of all significant matters relating to the Company, its business, assets and prospects;

(3)	promptly advise the Grantee in writing of details of any litigation, arbitration or administrative proceeding which would have rendered the undertakings, representations and warranties contained in Schedule 2 incorrect had the same been current or threatened as at the date hereof immediately upon occurrence of the same;

(4)	deliver to the Grantee within the period specified in any notice from the Grantee, all such other information relating to the condition (financial or otherwise) of the Company as the Grantee may request;

(5)	in all respects observe and comply with the covenants and obligations under this Deed;

(6)	obtain and promptly renew from time to time and comply with the terms of all consents, licences, approvals or authorisations of all governmental agencies of any country or state or political subdivision thereof required for in connection with the execution, delivery, performance, validity, enforceability and admissibility in evidence of this Deed and deliver or cause to be delivered to the Grantee evidence of renewal of and compliance with the terms of all such consents, licences, approvals or authorisations;

8

(7)	promptly advise the Grantee upon becoming aware of any material adverse factor which may inhibit the Grantor in the performance of its obligations under this Deed;

(8)	maintain the net current asset value of the Company in the positive;

(9)	maintain a minimum two (2) month’s working capital for the present requirements of the Company, equivalent to the level of working capital as at 28 February 2013 commencing from the date of this Deed; and

(10)	guarantee and shall be primarily responsible for the contracts for goods, services and financing for the upgrade of the core network of the Company for which contracts the Company will be one of the parties thereto, but without any down payments, debt services, finance charges or principal payments be borne by the Company prior to the full repayment of the Loan, the major terms of which are set out in the Annexure to the Loan Agreement. For the purpose of this sub-clause (10), the Grantor shall submit to the Grantee the final draft of the contracts for goods, services and financing for the upgrade of the core network of the Company at least 7 days prior to the proposed date of execution of such contracts for the prior approval by the Grantee, which approval shall be given if the terms are in line with the said major terms.

7.3	Without prejudice and notwithstanding Clauses 7.1 and 7.2, the Grantor undertakes that it shall prior to: (i) if the Option has not been exercised, the last day of the Option Period; or (ii) if the Option has been exercised, the Completion Date, take all steps necessary to ensure that except as required by this Deed or by the Loan Agreement or by any applicable law or in the ordinary and usual course of business of the Company, the Company shall not carry out any of the following actions and no resolution of the board of directors of the Company or of its general meeting shall be passed to carry out the same unless the written consent of the Grantee is obtained:

(1)	the creation or issue of any shares in the Company or the grant of any options over any shares or the uncalled capital of the Company or the issue of any warrant, debentures, securities or other obligations convertible into shares in the Company or enter into any agreement to do any of the same;

(2)	the capitalisation, repayment or other form of distribution of any amount standing to the credit of any reserve of the Company on the redemption or purchase of any shares in the Company or any other reorganisation of share capital;

(3)	take any action or any other steps or proceedings for the winding-up or liquidation of the Company;

9

(4)	the alteration of the rights attaching to any of the Option Shares or the shares of the Company;

(5)	the alteration of the memorandum and articles of association of the Company and the passing of any resolutions inconsistent with the provision of this Deed;

(6)	the acquisition or disposal of any lease or any other interests in real property owned or occupied by the Company or the creation of any mortgage or other encumbrance over such property;

(7)	the acquisition or disposal of any property or other asset by the Company if the aggregate sum involved exceeds (or, in the case of a disposal, if the book value exceeds) HK$250,000 other than acquisition or disposals in the ordinary course of business of the Company;

(8)	the acquisition or formation by the Company of any subsidiary or the acquisition of any share in any other company or the participation by the Company in any partnership or joint venture;

(9)	the sale or disposal of the whole or a substantial part of the undertaking of the Company;

(10)	the entering into of any material contract by the Company other than in its ordinary course of business;

(11)	the lending of any moneys (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposit), the granting of any credit or the giving of any guarantee or indemnity;

(12)	the amalgamation or merger of the Company with any other company or concern;

(13)	the alteration of the composition of any board of directors of the Company;

(14)	the making, declaration or payment of any dividend or distribution save as disclosed in the Management Accounts;

(15)	doing, allowing or procuring any act or omission on or before Completion which will constitute a breach of any of the Warranties;

(16)	doing anything which is likely to materially jeopardise or diminish the value of any tangible assets of the Company;

(17)	the withdrawal of any fund directly or indirectly from the Company (including the repayment of any loans due to shareholders and/or directors of the Company);

(18)	requiring or procuring the Company to fund the upgrade of the core network of the Company;

10

(19)	charging the Company or any of its subsidiaries for any costs and expenses in relation to or otherwise in connection with the upgrade of the core network of the Company;

(20)	take any action which in the reasonable opinion of the Grantee, will cause or will likely cause any diminishment in value of the Option Shares.

8.	POWER OF ATTORNEY

As continuing security for the due performance of the Grantor’s obligations in this Deed, the Grantor hereby irrevocably and by way of security appoints the Grantee (the “Attorney”), with full power of substitution and with full power to act alone to be its attorney and on its behalf to execute and do any such instrument, act or thing which, in the opinion of the Attorney, the Grantor ought to do under the covenants and provisions contained in this Deed. The Grantor agrees to ratify and confirm and covenants to ratify and confirm whatever the Attorney shall lawfully do by virtue of this Clause 8.

9.	FURTHER ASSURANCE

Each party hereto shall, at the costs and expenses of the other party hereto execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents as the requesting party may require to effectively vest the registered and beneficial ownership of the Option Shares in the Grantee or to give to the requesting party the full benefits of all the provisions of this Deed.

10.	[Intentionally deleted]

11.	TIME AND WAIVER

Time shall in every respect be of the essence of this Deed but no failure on the part of any party hereto to exercise, and no delay on his/its part in exercising any right hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Deed preclude any other or further exercise of it or the exercise of any other right or prejudice or affect any right against any other parties hereto under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

12.	PARTIAL INVALIDITY

If at any time one or more provisions of this Deed is or becomes invalid, illegal, unenforceable or incapable of performance in any respect under the laws of any relevant jurisdiction, the validity, legality, enforceability or performance of the remaining provisions hereof in that jurisdiction or the validity, legality, enforceability or performance under the laws of any other relevant jurisdiction of any provisions of this Deed shall not in any way be effected or impaired thereby.

11

13.	AMENDMENTS

This Deed shall not be amended, supplemented or modified except by instruments in writing signed by all parties hereto.

14.	NOTICES

14.1	All notices or other communications required to be served or given pursuant to this Deed shall be in writing and delivered or sent to the parties hereto by prepaid postage, (by airmail if to another country), facsimile transmission or personal delivery to his/its address or facsimile number as set out below (or such other address or facsimile number as the addressee has by five days’ prior written notice designated to the other party):

To the Grantor:	Gulfstream Capital Partners, Ltd.

	Address:	2nd Floor No. 86 Fu Xin South Road Sec 2 Taipei 106 Taiwan
	Facsimile number:	(886) 2 2701-4140
	Attention:	Colin Tay

To the Grantee:	Xin Hua

	Address:	37/F, 500 Chengdu North Road, Huangpu District, Shanghai, the People’s Republic of China
	Facsimile number:	(86) 021 6358-6040

14.2	All notices or other communications served or given under this Deed shall be deemed to have been served and given by the relevant party (a) within two days after the date of posting, if sent by local mail; four days after the date of posting, if sent by airmail; (b) when delivered, if delivered by hand; and (c) on despatch, if sent by facsimile transmission.

14.3	The Grantor hereby irrevocably appoints Lawrence Lo of Room 1307, Tower 1, Lippo Centre, No. 89 Queensway, Admiralty, Hong Kong as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication in relation to this deed and further agrees that any such legal process or notice shall be sufficiently served on it if delivered during normal office hours to such agent for service at its address for the time being in Hong Kong. The Grantor further agrees to maintain a duly appointed agent in Hong Kong to accept service of process out of the courts of Hong Kong and to keep the Grantee informed of the name and address of such agent. Service on Lawrence Lo (or such agent as may be notified by the Grantor from time to time) shall be deemed to be service on its appointer.

14.4	Nothing in this Clause 14 shall preclude the service of communication or the proof of such service by any mode permitted by law.

12

15.	COSTS AND STAMP DUTY

15.1	The Grantor shall bear the costs and expenses (including legal fees) incurred by the Grantee in connection with the preparation, negotiation, execution and performance of this Deed and all documents incidental or relating to Completion.

15.2	All stamp duty (if any) payable in connection with the sale and purchase of the Option Shares shall be borne by the Grantor.

16.	ASSIGNMENT

This Deed shall be binding upon each party's successors and assigns and personal representatives and none of the parties hereto may assign or transfer any of his/its rights and obligations under this Deed.

17.	ENTIRE AGREEMENT

17.1	This Deed constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes all previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

18.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

13

SCHEDULE 1

DETAILS OF THE COMPANY

Company name:		China Motion Telecom (HK) Limited (潤迅通訊(香港)有限公司)

Place of incorporation:		Hong Kong

Company no.:		450483.

Date of incorporation:		30 September 1993

Registered office:		Suites 1105-1106, 11/F Chinachem Golden Plaza, 77 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong

Authorised capital:		HK$390,000,000 divided into 390,000,000 shares of HK$1 each

Issued capital:		HK$378,467,031 comprising 378,467,031 shares of HK$1

Shareholder(s):	Gulfstream Capital Partners, Ltd.	100%

Director(s):		George Alvarez Tay Yong Lee Hung Chau Wai Peter

Nature of business:		Type 2 mobile telecommunications services in Hong Kong

14

Schedule 2

Warranties

Save as Disclosed and/or any facts, circumstances, matters or information having been Disclosed on or prior to the Completion Date:

1.	OPTION SHARES

1.1	The Option Shares when duly allotted and issued will rank pari passu in all respects inter se and with all other shares in the issued share capital of the Company.

1.2	Upon the allotment and issue of the Option Shares, the Grantor shall be the legal and beneficial owner of the Option Shares, and the Option Shares are free from all Encumbrances and will be sold and transferred to the Grantee free from all Encumbrances together with all rights and entitlements now and hereafter attaching thereto and the Option Shares are freely transferable to the Grantee without the consent, approval, permission, licence or concurrence of any third party.

1.3	As at the Completion Date, the Option Shares represent the entire issued share capital in the Company.

2.	SHARES

2.1	Subject to Clause 3.4 of the operative provision of this Deed, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, encumbrance or third party rights on, over or affecting any part of the unissued share capital or loan capital of the Company or over any part of the issued or unissued share capital or loan capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

2.2	Subject to Clause 3.4 of the operative provision of this Deed, there is no agreement or commitment outstanding which calls for the allotment of or issue or accords to any person the right to call for the allotment or issue of any shares in or securities or debentures of the Company.

3.	GENERAL

All statements in the Recitals are true and correct in all material respects.

4.	THE GRANTOR

4.1	The Grantor has full power to enter into and perform this Deed and this Deed will, when executed, constitute binding obligations on the Grantor in accordance with its terms.

4.2	This Deed and the transfer of the Option Shares have been duly authorised by the Grantor. This Deed and the transfer of the Option Shares have been duly authorised by the Grantor. This Deed when duly executed, authenticated, and delivered, will constitute valid and legally binding obligations of the Grantor against the Grantee enforceable in accordance with their own terms.

15

4.3	All consents, approvals, authorisations, orders, registrations and qualifications of or with any court or governmental agency or body and any other action or thing required to be obtained, taken, fulfilled or done in Hong Kong by the Company for or in connection with the transfer of the Option Shares and the consummation of the other transactions contemplated by this Deed have been obtained, taken, fulfilled or done and are in full force and effect.

4.4	The Grantor has not taken any action for bankruptcy and no steps have been taken or proceedings started or are threatened for the bankruptcy of the Grantor.

4.5	The Grantor is not in default or has committed any breach of or under any agreement to which it is a party or by which it may be bound and as at the date of this Deed, no condition, event or act exists or has occurred, which, with the lapse of time or the giving of notice or both or the fulfillment of any other condition would constitute such a default or breach.

5.	THE Company

5.1	All the issued Shares are fully paid or credited as fully paid. All information regarding the Company in Schedule 1 are true and accurate.

5.2	Subject to Clause 3.4 of the operative provision of this Deed, the Company has not granted any right to call for the issue of or agreed to issue at any time before or after the date of this Deed any share or loan capital.

5.3	Subject to Clause 3.4 of the operative provision of this Deed, the Company is not under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities.

5.4	The Company is validly constituted and incorporated and has the requisite corporate power and is carrying on its business in the manner and in Hong Kong or the respective territories within the scope of its business licence and all relevant approval certificates and there is no suspension or cancellation of any such approvals, permits, authorities, licences or consents, the result of which may have a material adverse effect on the Company.

6.	COMPLIANCE WITH CONSTITUTIONS

The copies of the memorandum of association and articles of the Company which have been produced to the Grantee are true and complete in all respects and have attached to them copies of all resolutions which are required by the applicable laws to be so attached. The Company has complied with its memorandum and articles of association in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

16

7.	FINANCIAL AND TAXATION

7.l	The Audited Accounts and the Management Accounts have been prepared in accordance with the requirements of all relevant statutes and generally accepted accounting practice and policies applicable in Hong Kong and on a consistent basis and give a true and fair view of the state of affairs of the Company as at the Audited Accounts Date and the Management Accounts Date respectively and its results for the period ended on the Audited Accounts Date and six months ended on the Management Accounts Date, and make adequate provision for all actual liabilities, bad or doubtful debts, Taxation and adequate provision for or a note of (in accordance with good accounting practice) all contingent unqualified or disputed liabilities and all capital commitments and except where specified are not affected by any extraordinary, exceptional or non-recurring item.

7.2	The provision for Taxation in the Audited Accounts is sufficient to cover all Taxation assessed or liable to be assessed on the Company or for which the Company is then or may then be or become accountable in respect of profits, income, earnings, receipts, transfers, events and transactions up to the Audited Accounts Date.

7.3	The Company has duly complied with its obligations to account to the Tax and other regulatory authorities of Hong Kong or otherwise for all amounts for which it is or may become accountable in respect of Taxation.

8.	NO MATERIAL ADVERSE CHANGE

The Company has carried on its business in the ordinary and usual course since the Audited Accounts Date and there has been no material adverse change, or any development reasonably likely to involve a prospective material adverse change, in the business, contractual, financial or trading position or prospects of the Company.

9.	ASSETS

The assets of the Company are included in the Audited Accounts and all assets acquired since the Audited Accounts Date are solely the property of the Company and except as described in the Management Accounts are not subject to any Encumbrance or any agreement to give or create any Encumbrance otherwise than in the ordinary course of the business of the Company.

10.	LIABILITIES

Except as described in the Audited Accounts and/or the Management Accounts, the Company has no recorded liabilities (including accounts payable) exceeding HK$100,000 or unrecorded or liabilities due or owing to any person, has not given any guarantee/indemnity or other form of security in favour of any person, and does not have any actual, contingent or deferred liability or commitment towards any person other than in the ordinary course of business. The Company had, as at the date of this Deed and up to Completion, no unrecorded liabilities, contingent liabilities and undisclosed commitments.

11.	LITIGATION

11.1	Except as described in the Audited Accounts and/or the Management Accounts, the Company is not engaged in (nor is any director of the Company in relation to the affairs of the Company is engaged in) any legal proceedings (including litigation, arbitration and prosecution) which is of material importance and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to the Company or its directors.

17

11.2	No order has been made, or petition presented, or resolution passed or analogous proceedings instituted for the winding up of the Company; nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company, nor has any receiver or receiver manager been appointed over all or any part of the undertaking and assets of the Company.

12.	INDEBTEDNESS

Since the Audited Accounts Date, no circumstances or events have arisen or occurred such that any person is (or could, with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of any determination, become) entitled to payment of any indebtedness before its due date for payment by the Company, or to take any step to enforce any security for any indebtedness of the Company and no person to whom any indebtedness for borrowed money of the Company which is payable on demand has demanded or threatened in writing to demand repayment of the same, the cash and the bank balance of the Company shall be sufficient to repay all the liabilities of the Company as at the date of Completion.

13.	COMPANY RECORDS

Since the Audited Accounts Date, the Company has kept and duly made up all requisite books of account (reflecting in accordance with all applicable legal requirement, minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Company and its seal are in the possession of the Company or the lender(s) to the Company (where such documents form part of the loan or security documents for loans made to the Company or documents required to be delivered under such loan or security documents).

14.	NO OTHER SUBSIDIARIES

Save as Disclosed, the Company has no other subsidiaries or shares in any company.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1	To the Grantor’s knowledge and since the Audited Accounts Date, all intellectual property rights that are used or required by the Company in connection with its business is in full force and effect and is either vested in, and beneficially owned by, the Company, or is granted to the Company exclusive rights to use or apply such intellectual or industrial property rights by its proprietary owner or its authorised agents under legally valid and enforceable agreements.

15.2	To the Grantor’s knowledge and since the Audited Accounts Date, none of the intellectual or industrial property rights used by the Company is being claimed or opposed by any other person and all such intellectual and industrial property rights are valid and subsisting.

18

16.	THE COMPANY AND THE LAW

Since the Audited Accounts Date, the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of Hong Kong, Macau, the PRC and any relevant jurisdiction and there is no order, decree or judgement of any court or any governmental agency of Hong Kong, Macau, the PRC or of any foreign country or jurisdiction outstanding against the Company which may have a material adverse effect upon the assets or business of the Company taken as a whole.

17.	BUSINESS

Since the Audited Accounts Date, the Company has carried on its business in the ordinary and usual course.

18.	THE COMPANY'S CONTRACTS

There are in force no powers of attorney given by the Company under seal. Except for usual authorities granted to, and ostensible authority held by, directors of the Company, no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

19.	ONEROUS CONTRACTS

The Company has not entered into any contract or commitment of an unusual or onerous nature which in the context of this Deed, might be material for disclosure since the Audited Accounts Date.

20.	INVESTMENTS, ASSOCIATIONS AND BRANCHES

20.1	The Company is not the holder or beneficial owner of any class of shares or other capital of any other company or corporation (whether incorporated in Hong Kong or elsewhere), or interest in any partnership, joint venture, consortium, sole proprietorship or other unincorporated association.

20.2	the Company is not or has not agreed to become a member of any company, corporation (wherever incorporated) partnership, joint venture, consortium or other unincorporated association.

21.	INSURANCE

21.1	Since the Audited Accounts Date, the Company has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of the Company.

21.2	All insurance policies taken out or renewed by the Company since the Audited Accounts Date are valid and binding.

19

22.	EMPLOYMENT MATTERS

Except as described in the Audited Accounts and/or since the Audited Accounts Date, the Company is not bound or accustomed to pay any moneys other than in respect of normal remuneration, emoluments of employment, commission, performance bonus, other employment perquisites or pension benefits, to, or for the benefit of, any officer or employee of the Company.

23.	NO MATERIAL NON-DISCLOSURE

There are no adverse material or substantial factors or circumstances known to the Grantor relating to the business or affairs of the Company which have not been disclosed to the Grantor.

20

SCHEDULE 3

THIS DEED OF INDEMNITY AND GUARANTEE is dated

(1)	GULFSTREAM CAPITAL PARTNERS, LTD, a company incorporated in Seychelles with limited liability and having its registered office at 1st Floor, #5 DEKK House, De Zippora Street, P.O. Box 456, Providence Industrial Estate, Mahe, Republic of Seychelles (the “Grantor”);

(2)	XIN HUA, holder of PRC Identity Card Number 522501197702277338, of 37/F, 500 Chengdu North Road, Huangpu District, Shanghai, the People’s Republic of China (the “Grantee”); and

(3)	CHINA MOTION TELECOM (HK) LIMITED, a company incorporated in Hong Kong with limited liability and having its registered office at Suites 1105-1106, 11/F Chinachem Golden Plaza, 77 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong (the “Company”).

WHEREAS:

(A)	This Deed is supplemental to an option deed (the “Option Deed”) dated 25 October 2013 and entered into between, the Grantor as grantor and the Grantee as grantee in relation to, inter alia, the grant of an option to acquire the entire issued share capital of the Company.

(B)	It is a condition of the Option Deed that the Grantor shall enter into this Deed to provide the Grantee and the Companies with a guarantee and indemnity subject to the terms and conditions herein contained.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.	(A)	In this Deed, expressions defined or to which a meaning is assigned in the Agreement shall, unless otherwise defined herein, bear the same meanings when used herein.

	(B)	In this Deed:

		(i)	“Relief” includes any relief, allowance, set off or deduction in computing profits or credit granted by or pursuant to any legislation or otherwise relating to all forms of Taxation;

		(ii)	“Taxation” means:

(a) any liability to any form of taxation whenever created or imposed and whether of Hong Kong or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and exercise duties and generally any tax duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of Hong Kong or of any other part of the world;

21

(b) such an amount or amounts as is or are referred to in paragraph (iv) of this Clause; and

(c) all costs, interest, penalties, charges and expenses incidental or relating to the liability to taxation or the deprivation of Relief or of a right to repayment of taxation which is the subject of the indemnity and guarantee contained in Clause 2(A) to the extent that the same is/are payable or suffered by the Companies;

		(iii)	“Taxation Claim” includes any assessment, notice, demand or other documents issued or action taken by or on behalf of the Inland Revenue Department of Hong Kong or any other statutory or governmental authority whatsoever in Hong Kong or any other part of the world from which it appears that the Companies is liable or is sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief or right to repayment of any form of Taxation which Relief or right to repayment would but for the Taxation Claim have been available to the Companies;

		(iv)	in the event of any deprivation of any Relief or of a right to repayment of any form of Taxation there shall be treated as an amount of Taxation for which a liability has arisen the amount of such Relief or repayment or (if smaller) the amount by which the liability to any such Taxation of the Companies would have been reduced by such Relief if there had been no such deprivation as aforesaid, applying the relevant rates of taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that the Companies had sufficient profits against which such Relief might be set or given; and

		(v)	“Companies” means the Company and the Subsidiaries.

	(C)	In this Deed, unless the context otherwise requires, the singular includes the plural and vice versa, words importing any gender include every gender and references to persons include firms, companies and corporations.

	(D)	In this Deed, references to clauses are to Clauses of this Deed.

2.	(A)	Without prejudice to any of the foregoing provisions of this Deed and subject as hereinafter provided, this Grantor hereby agrees with the Grantee and the Company that he will indemnify and guarantee and at all times keep them and each of them indemnified and guaranteed against Taxation falling on the Companies resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Completion Date or any event or transaction on or before the Completion Date whether alone or in conjunction with any circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company.

22

	(B)	The indemnity and guarantee contained in sub-clause (A) above shall not apply to Taxation falling on the Companies in respect of their current accounting periods or any accounting period commencing on or after the Completion Date unless liability for such Taxation would not have arisen but for some act or omission of, or transaction voluntarily effected by, the Companies(whether alone or in conjunction with some other act, omission or transaction, whenever occurring) without the prior written consent or agreement of this Grantor other than any such act, omission or transaction:

		(i)	carried out or effected in the ordinary course of business or in the ordinary course of acquiring and disposing of capital assets on or before the Completion Date; or

		(ii)	carried out, made or entered into pursuant to a legally binding commitment created on or before the Completion Date; or

		(iii)	consisting of the Companies ceasing, or being deemed to cease, to be a member of any group of companies or being associated with any other company for the purposes of any matter of Taxation.

3.	The indemnity and guarantee given by Clause 2 does not cover any Taxation Claim to the extent that such Taxation Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or practice coming into force after the Completion Date or to the extent that such Taxation Claim arises or is increased by an increase in rates of Taxation after such date with retrospective effect.

4.	No claim under this Deed shall be made by the Grantee and the Companies in respect of the same Taxation.

5.	In the event of any Taxation Claim arising, the Grantee and the Companies shall by way of covenant but not as a condition precedent to the liability of this Grantor hereunder give or procure that notice thereof is as soon as reasonably practicable given to this Grantor in the manner provided in Clause 10; and, as regards any such Taxation Claim, the Grantee and the Companies shall at the request of this Grantor take such action, or procure that such action be taken, as this Grantor may reasonably request to cause the Taxation Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Taxation Claim and any determination in respect thereof but subject to the Grantee and the Companies being indemnified and secured to his or their reasonable satisfaction by this Grantor against all losses (including additional Taxation), costs, damages and expenses which may be thereby incurred.

6.	(A)	If after this Grantor has made any payment pursuant to Clause 2 hereof, the Companies shall receive a refund of all or part of the relevant Taxation (whether pursuant to section 79 of the Inland Revenue Ordinance of Hong Kong or similar legislation elsewhere or otherwise) or a refund in respect of those amounts paid in previous accounting period prior to the Completion Date or any deferred tax liabilities provided in the financial statements of any of the Companies subsequently confirmed to be not required such company (if it shall receive such refund) shall repay or (if another of the Companies shall receive such refund) shall procure repayment by such Company, as the case may be to this Grantor) a sum corresponding to the amount of such refund less:

23

		(i)	any expenses, costs and charges properly incurred by the Companies in recovering such refund; and

		(ii)	the amount of any additional Taxation which shall not have been taken into account in calculating any other payment made or to be made pursuant to this Clause but which is suffered by the Companies in consequence of such refund.

	(B)	Any payments due by this Grantor pursuant to the foregoing provisions of this Deed shall be increased to include such interest on unpaid tax as the Companies shall have been required to pay pursuant to section 71(5) or section 71(5A) of the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) or similar legislation elsewhere or otherwise.

7.	The indemnities, guarantees, agreements and undertakings herein contained shall bind the personal representatives or successors of this Grantor and shall enure for the benefit of each party's successors or assigns.

8.	The whole or any part of the benefit of this Deed may be assigned by the Grantee and the Company.

9.	Any notice required to be given under this Deed shall be in writing and shall be delivered personally or sent by facsimile or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto. Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post or facsimile transmission at the time he/it would have been received in the normal course of post or facsimile.

10.	This Deed is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong in relation to any proceedings arising out of or in connection with this Deed.

24

IN WITNESS whereof this Deed of Indemnity and Guarantee has been duly executed by all parties hereto on the day and year first above written.

THE GRANTOR

EXECUTED AS A DEED and SIGNED by COLIN TAY, its director for and on behalf of GULFSTREAM CAPITAL PARTNERS, LTD. in the presence of:	) ) ) ) ) ) ) ) )	/s/ Colin Tay

THE GRANTEE

SIGNED, SEALED and DELIVERED by XIN HUA in the presence of: ) ) ) ) )	/s/ Xin Hua

SEALED with the COMMON SEAL and SIGNED by COLIN TAY, its director for and on behalf of CHINA MOTION TELECOM (HK) LIMITED in the presence of:	) ) ) ) ) ) ) ) )	/s/ Colin Tay

25

IN WITNESS whereof this Deed has been executed on the day and year first above written.

THE GRANTOR

EXECUTED AS A DEED and SIGNED by COLIN TAY, its director for and on behalf of GULFSTREAM CAPITAL PARTNERS, LTD. in the presence of:	) ) ) ) ) ) ) ) )	/s/ Colin Tay

THE GRANTEE

SIGNED, SEALED and DELIVERED by XIN HUA in the presence of:	) ) ) ) )	/s/ Xin Hua

26